January 7, 2013

Investors May Contact:
Kevin Stitt, Bank of America, 1.980.386.5667
Lee McEntire, Bank of America, 1.980.388.6780

Reporters May Contact:
Jerry Dubrowski, Bank of America, 1.980.388.2840
jerome.f.dubrowski@bankofamerica.com

Bank of America Announces Settlement with Fannie Mae to Resolve Agency Mortgage Repurchase Claims on Loans Originated and Sold Directly to Fannie Mae Through December 31, 2008

•	Agreements Cover Mortgage Loans With $1.4 Trillion of Original Unpaid Principal Balance

•	Agreements Also Substantially Resolve Outstanding Claims for Compensatory Fees

Company Also Announces Sales of Mortgage Servicing Rights (MSRs) on 2.0 Million Residential Mortgage Loans Totaling Approximately $306 Billion Aggregate Unpaid Principal Balance

•	Number of 60+ Day Delinquent Loans Declined to 775,000 at December 31, 2012 from 936,000 at September 30, 2012

•	MSR Sales Expected to Include 232,000 60+ Day Delinquent Loans

Including Agreements and Other Items Announced Today, Bank of America Expects Modestly Positive Fourth-Quarter 2012 Earnings Per Share (EPS)

CHARLOTTE - Bank of America today announced agreements with the Federal National Mortgage Association (Fannie Mae) to resolve outstanding and potential repurchase and certain other claims relating to the origination, sale and delivery of substantially all residential mortgage loans originated and sold directly to Fannie Mae from January 1, 2000 through December 31, 2008 by entities related to Countrywide Financial Corporation (legacy Countrywide) and Bank of America, National Association (BANA).

In addition, Bank of America announced that it signed definitive agreements to sell the servicing rights on 2.0 million residential mortgage loans totaling approximately $306 billion, as measured by the aggregate unpaid principal balance (as of November 30, 2012).

“As we enter 2013, we sharpen our focus on serving our three customer groups and helping to move the economy forward,” said Bank of America Chief Executive Officer Brian Moynihan. “Together, these agreements are a significant step in resolving our remaining legacy mortgage issues, further streamlining and simplifying the company and reducing expenses over time.”

Fannie Mae agreements

The agreements with Fannie Mae cover loans with an aggregate original principal balance of approximately $1.4 trillion and an aggregate outstanding principal balance of approximately $300 billion. Unresolved claims by Fannie Mae for alleged breaches of selling representations and warranties with respect to these loans totaled $11.2 billion of unpaid principal balance at September 30, 2012. These agreements extinguish substantially all of those unresolved claims, as well as any future representations and warranties claims associated with loans sold directly to Fannie Mae from January 1, 2000 to December 31, 2008, subject to certain exceptions which Bank of America does not expect to be material.

As part of the agreement to settle representations and warranties claims, Bank of America will make a cash payment to Fannie Mae of $3.6 billion and also repurchase for $6.75 billion certain residential mortgage loans sold to Fannie Mae, which Bank of America has valued at less than the purchase price. These actions are expected to be covered by existing reserves and an additional $2.5 billion (pretax) in representations and warranties provision recorded in the fourth quarter of 2012.

Bank of America also agreed to make a cash payment to Fannie Mae to settle substantially all of Fannie Mae's outstanding and future claims for compensatory fees arising out of past foreclosure delays. This payment is expected to be covered by existing reserves and an additional provision of $260 million (pretax) recorded in the fourth quarter of 2012.

Together, these actions described above are expected to reduce Bank of America's pretax income by approximately $2.7 billion in the fourth quarter of 2012.

The Fannie Mae agreement also clarifies the parties' obligations with respect to mortgage insurance, including by establishing timeframes for certain payments and other actions, as well as parameters for potential bulk settlements and by providing for cooperation in future dealings with mortgage insurers.

Through these actions, Bank of America is addressing substantially all of its remaining exposure to repurchase obligations for residential mortgage loans sold directly to Fannie Mae. After giving effect to the settlement agreements with Fannie Mae announced today, the company expects to reduce the range of possible loss above existing accruals for both GSE and non-GSE representations and warranties exposures to up to $4.0 billion at December 31, 2012, compared to up to $6.0 billion at September 30, 2012.

Sale of mortgage servicing rights

Bank of America also announced that it signed definitive agreements with two different counterparties to sell the servicing rights on certain residential mortgage loans serviced for Fannie Mae, the Federal Home Loan Mortgage Corporation (Freddie Mac), the Government National Mortgage Association (Ginnie Mae), and private label securitizations, with an aggregate unpaid principal balance of approximately $306 billion. Transfers of servicing rights are subject to the approval or consent of certain third parties.

The sales involve approximately 2.0 million loans currently serviced by Bank of America, including approximately 232,000 loans classified as 60+ day delinquent first mortgage loans.

Prior to the above transactions, the number of loans classified as 60+ day delinquencies was approximately 775,000 loans as of December 31, 2012, down from 936,000 loans at September 30, 2012. Upon completion of these servicing transfer transactions, the number of 60+ day delinquent first mortgage loans serviced by Bank of America is expected to further decline substantially.

The transfers of servicing rights are scheduled to occur in stages over the course of 2013. The transactions are expected to have a benefit over the book value of the mortgage servicing rights of approximately $650 million; about one-half of this amount is expected to be recorded in the fourth-quarter of 2012 related to valuation adjustments to the MSR asset, with the balance expected to be recorded in future periods at the time of servicing transfers.

“We are resolving legacy mortgage issues while balancing the needs of our customers, mortgage investors, our shareholders and communities. The sale of mortgage servicing rights to highly rated specialty servicing companies is an important step in that process,” said Ron Sturzenegger, Legacy Asset Servicing executive for Bank of America. “Bank of America will work closely with our customers, buyers and the investors who own the loans to ensure a smooth transition to their new servicer. Importantly, each of these specialty servicers has committed to adhere to the same servicing standards as provided under the National Mortgage Settlement.”

Other items expected to impact fourth-quarter 2012 results

In addition to the mortgage-related items discussed above, Bank of America expects its fourth-quarter 2012 financial results to be negatively impacted by approximately $2.5 billion (pretax) for the independent foreclosure reviews, litigation (primarily mortgage-related), and other mortgage-related matters. Results for the fourth quarter of 2012 are also expected to include approximately $700 million of pretax negative debit valuation adjustments (DVA) and fair value option (FVO) adjustments related to the continued improvement in the company's credit spreads.

In addition to the net tax benefit of the above items, results are also expected to be positively impacted by a benefit of $1.3 billion, primarily related to an income tax benefit from the recognition of foreign tax credits made available from the restructuring of certain non-U.S. subsidiaries. The aforementioned tax effects have no net impact on regulatory capital during the fourth quarter of 2012.

Taking into account the effects of all the items above, Bank of America expects earnings per share to be modestly positive for the fourth-quarter of 2012. Bank of America is scheduled to report fourth-quarter 2012 financial results on January 17, 2013.

Bank of America
Bank of America is one of the world's largest financial institutions, serving individual consumers, small- and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving more than 55 million consumer and small business relationships with approximately 5,500 retail banking offices and approximately 16,300 ATMs and award-winning online banking with 30 million active users. Bank of America is among the world's leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to more than 3 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients through operations in more than 40 countries. Bank of America Corporation stock (NYSE: BAC) is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchange.

Forward-Looking Statements

Certain statements in this news release represent the current expectations, plans or forecasts of Bank of America and are forward-looking. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. These statements often use words like “expects,” “anticipates,” “believes,” “estimates,” “targets,” “intends,” “plans,” “predict,” “goal” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.” The forward-looking statements made in this press release include, without limitation, statements concerning the agreements with Fannie Mae, the expected timing and amounts of payments to be made, sources of those payments and repurchases to be completed thereunder; statements regarding the expected materiality of certain exceptions in the agreements; expectations regarding the impact of the agreements with Fannie Mae on pretax income for the fourth quarter of 2012; claims to be extinguished by the agreements with Fannie Mae; estimates of the range of possible loss for representations and warranties exposures at December 31, 2012; expectations regarding loan levels in the servicing portfolio following completion of the contemplated servicing transfer transactions and the impact of such transactions on the company's financial results in the fourth quarter of 2012 and in future periods as servicing is transferred; the anticipated schedule for servicing transfers; statements regarding expense control measures; the company's commitment to work closely with its customers, buyers and the investors who own the loans to ensure that customers receive service attentive to their needs; the impact of certain items that are expected to affect the company's fourth-quarter 2012 financial results, including mortgage-related matters, litigation expense, DVA and FVO adjustments, and recognition of foreign tax credits; general expectations regarding EPS for the fourth quarter of 2012; and other similar matters. Forward-looking statements speak only as of the date they are made, and Bank of America undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumptions that are difficult to predict and are often beyond Bank of America's control. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements. You should not place undue reliance on any forward-looking statement and should consider all of the following uncertainties and risks, as well as those more fully discussed under Item 1A. “Risk Factors” of Bank of America's Annual Report on Form 10-K for the year ended December 31, 2011 and in any of Bank of America's other subsequent Securities and Exchange Commission filings: the company's ability to obtain required approvals or consents from third parties with respect to the MSR sale agreements, including that there is no assurance that the applicable approvals and consents will be obtained, and accordingly some of these transfers may not be consummated; and other similar matters.

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